EXHIBIT 35.1

ANNUAL SERVICER COMPLIANCE STATEMENT PURSUANT TO ITEM 1123 OF REGULATION AB

CARMAX BUSINESS SERVICES, LLC

The undersigned, a duly authorized officer of CarMax Business Services, LLC, as Servicer pursuant to Section 3.10 of the Sale and Servicing Agreement dated as of April 1, 2021 (the "Sale and Servicing Agreement") among CarMax Auto Owner Trust 2021-2, as Issuer (the "Issuer"), CarMax Auto Funding LLC, as Depositor, and CarMax Business Services, LLC, as Servicer (the "Servicer"), does hereby certify that:

1.CarMax Business Services, LLC is, as of the date hereof, the Servicer under the Sale and Servicing Agreement.

2.The undersigned is duly authorized to execute and deliver this Officer's Certificate.

3.A review of the activities of the Servicer during the period beginning on April 21, 2021 and ending on February 28, 2022 and of the Servicer's performance under the Sale and Servicing Agreement was made under my supervision. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement in all material respects throughout such period.

Capitalized terms used in this certificate and not otherwise defined herein have the meanings assigned to them in the Sale and Servicing Agreement.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer's Certificate this 27th day of May, 2022.

CARMAX BUSINESS SERVICES, LLC

/s/ Andrew J. McMonigle
Andrew J. McMonigle
Vice President and Treasurer